Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”), dated as of January 30, 2022, is made and entered into by and among CleanTech Acquisition Corp. (“CleanTech”), CleanTech Merger Sub, Inc. (“Merger Sub”), Nauticus Robotics, Inc. (“Nauticus”), and Nicolaus Radford, solely in his capacity as the stockholder representative (the “Stockholder Representative”) pursuant to the designation in Section 11.16 of the Agreement (defined below).

WHEREAS, CleanTech, Merger Sub, Nauticus, and the Stockholder Representative are parties to that certain Agreement and Plan of Merger, dated as of December 16, 2021 (the “Agreement”);

WHEREAS, pursuant to Section 11.10 of the Agreement, the Agreement may be amended by a written instrument duly executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, CleanTech, Merger Sub, Nauticus, and the Stockholder Representative desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto hereby agree as follows:

Section 1. Amendments to Section 1.01.

(a)      The definition of “Equity Value in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

““Equity Value” means the sum of (i) Three Hundred Million ($300,000,000) plus (ii) the amount by which (x) the outstanding liabilities and obligations of Acquiror with respect to the Transactions (including with respect to Indebtedness of Acquiror and Outstanding Acquiror Expenses) at the Closing (but prior to repayment thereof at the Closing) exceeds (y) $35,000,000. For the avoidance of doubt, the amount described in sub-clause (ii) of this definition of Equity Value shall not be less than zero (0) and the Equity Value shall not be less than Three Hundred Million ($300,000,000).”

(b)      The definition of “Per Share Merger Consideration Value” in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

““Per Share Merger Consideration Value” means $142.069.”

Section 2. Amendment to Section 9.03(g). Section 9.03(g) of the Agreement is hereby amended and restated in its entirety as follows:

“(g) Minimum Cash Condition. The aggregate cash available to Acquiror at the Closing from the Trust Account, the ATW Convertible Note and the Equity Financing (after giving effect to the redemption of any shares of Acquiror Common Stock in connection with the Offer and the payment of the Outstanding Acquiror Expenses and the Outstanding Company Expenses) shall equal or exceed $50,000,000 (the “Minimum Cash Condition”).

Section 3. Ratification of Agreement and Plan of Merger; References. Except as expressly amended by this Amendment, all of the terms, conditions, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Agreement, and any reference to the Agreement in any such instrument or document shall be deemed to refer to the Agreement as amended by this Amendment.

Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules of law would require or permit the application of laws of another jurisdiction.

Section 5. Headings. The headings to the Sections, Schedules, Exhibits, and any sections or paragraphs of the Schedules or Exhibits are for convenience only and shall not affect the interpretation or construction of this Amendment.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

[Signature pages follow]

IN WITNESS WHEREOF, CleanTech, Merger Sub, Nauticus, and the Stockholder Representative have caused this Amendment to be executed and delivered as of the date first written above.

CLEANTECH ACQUISITION CORP.

By:	/s/ Eli Spiro
Name:	Eli Spiro
Title	Chief Executive Officer

CLEANTECH MERGER SUB, INC.

By:	/s/ Eli Spiro
Name:	Eli Spiro
Title	Managing Member

NAUTICUS ROBOTICS, INC.

By:	/s/ Nicolaus A. Radford
Name:	Nicolaus A. Radford
Title	President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

By:	/s/ Nicolaus Radford
Name:	Nicolaus Radford

[Signature Page to Amendment no. 1 to Agreement and Plan of Merger]